Exhibit 10.3

May 13, 2019

Thunder Mountain Gold Corp,Inc.

11770 W. President Dr.,Ste. F Boise, Idaho

USA 83713

Attention: Eric Jones, President & CEO

Dear Mr. Jones,

Re:Management Services Agreement between Thunder Mountain Gold, Inc. ("THMG") and South Mountain Mines, Inc. ("SMMI") (the "Management Services Agreement")

Reference is made to the option agreement dated February 27, 2019 (the “Option Agreement") between BeMetals Corp. ("BMET"), BeMetals USA Corp ("BMET USA"), THMG, Thunder Mountain Resources, Inc. and SMMI. Capitalized terms used but not otherwise defined herein shall have the same meanings given to them in the Option Agreement.

This Management Services Agreement is entered into by THMG and SMMI further to and as contemplated in the Option Agreement. Under this Management Services Agreement, THMG will provide the management services described below to SMMI in respect of the South Mountain Property, as described in Schedule 1to the Option Agreement (the "Project"), in order to enable SMMI to provide management services to BMET USA further to the management services agreement entered into between SMMI and BMET USA  concurrently with this Management Services Agreement (the "SMMl/BMET Management Services Agreement") on the following terms and conditions:

1.Term of Management Services Agreement

The term of this Management Services Agreement will commence on the date of execution and, subject to extension as provided below, will terminate automatically upon the first to occur of:

(i)the second anniversary of the date of this Agreement;

(ii)at any time after the termination of the  SMMl/BMET  Management  Services Agreement upon the written agreement of SMMI and THMG; and

(iii) the date, if any, that the Option Agreement is terminated in accordance with its terms, other than in the event that BMET completes the exercise of the Option (as defined in the Option Agreement).

In the event that BMET USA completes the exercise of the Option (as defined in the Option Agreement) in accordance with the Option Agreement, the term of this Agreement will be extended until the third anniversary of the date of execution of this Agreement (the "Extended Term"). During this Extended Term, this Management Services Agreement may be terminated at the election of SMMI at any time after Completion by giving 30 days' notice of same, provided that SMMI has concurrently paid to THMG an amount equal to (i) all accrued but unpaid Monthly Management Services Fee  to the date this Management Services Agreement would otherwise have been terminated, and (ii) an amount equal to the Monthly Management Services Fee that would otherwise be payable by SMMI to THMG from such date to the three year anniversary of the date of this Agreement. During any Extended Term, the Management Services will be adjusted as contemplated in section 2(a) below to reflect SMMI as a wholly owned subsidiary of BMET USA.

2.Management Services

(a)During the term of this Management Services Agreement, THMG will provide management services to SMMI to enable the SMMI to perform its obligations under the SMMl/BMET Management Services Agreement. The management services to be provided to SMMI will include the services required to enable the BMET Parties to perform exploration and development work in respect of the Property in the manner contemplated in the Option Agreement (the "Management Services") including, but not limited to:

prior to Completion (as defined in the Option Agreement):

(i)assisting BMET USA personnel and the Technical Committee in running the Operations in accordance with the terms of the Option Agreement;

(ii)ensuring provision of all necessary Exploration Data and access to the Technical Committee, the PEA Author and any additional subcontractors and/or co-authors in a timely manner with a view to completion of the PEA as soon as practicable;

(iii)facilitating necessary access to data and SMMI personnel to accommodate the foregoing; and

(iv)such additional services relating to the Project as the Technical Committee may reasonably request consistent with the scope and intent of the Option Agreement; and

following Completion (i.e. during the Extended Term):

(v)assisting BMET USA and SMMI personnel as may be necessary or helpful in transitioning ownership of the Project to BMET USA and advancing the Project towards development and/or production;

(vi)facilitating necessary access to data and THMG personnel to accommodate the foregoing; and

(vii)such additional services relating to the Project as SMMI may reasonably request.

(viii)THMG acknowledges and agrees that the Management Services to be provided and expenses incurred by SMMI will be at the direction of the Technical Committee's review and consent in accordance with the SMMl/BMET Management Services Agreement.

b.THMG will provide the following employees of THMG (the "THMG Employees") will be made available to SMMI in order to enable SMMI to provide the Management Services to BMET: (i) Eric Jones, (ii) Larry Thackery, and (iii) Jim Collard. THMG will be responsible for the payment of all salary, benefits and other compensation payable to the THMG Employees. In the event a THMG Employee resigns, is terminated or is otherwise not available to perform the Management Services during the term of this Agreement, SMMI and THMG will attempt to find a replacement employee acceptable to BMET. In the event that an acceptable replacement employee is not found, the Monthly Management Services Fee shall be adjusted in accordance with section 3 below.

c.SMMI agrees that it will comply with its obligations under the SMMI/ BMET Management Services Agreement

d.THMG acknowledges and agrees that (i) SMMI will further direct the THMG Employees within the scope of the SMMl/BMET Management Services Agreement to enable SMMI to provide the Management Services to BMET, and (ii) SMMI will engage the THMG Employees for projects as instructed by the Chair of the Technical Committee.

3.Payment

In consideration for SMMI providing the Management Services, SMMI will pay to THMG the sum of US$25,000 per month without set-off or deduction (the  "Monthly  Management  Services Fee"), provided that, in the event that (i) a THMG Employee resigns, is resigns, is terminated or is otherwise not available to perform the Management Services during the term of this Agreement and (ii) THMG is unable to provide a replacement employee acceptable to BMET, the Monthly Management Services Fee shall be automatically adjusted proportionally (based on the proportion of such departing THMG Employee's employment salary compensation in relation to the aggregate of all THMG Employees' salary compensation, as advised by THMG) to reflect that the THMG Employee is no longer providing services to SMMI.

4.Insurance

(a)SMMI agrees that while this Agreement remains in force, to take out and maintain with a reputable insurance company or companies, the following insurance (the "SMMI Insurance"), unless otherwise directed by the Technical Committee:

(i)automobile liability insurance covering all motor vehicles, owned or non-owned, operated and/or licensed by the operator, with bodily injury, death and property damage limit of not less than US$300,000 inclusive, per occurrence; and

(ii)comprehensive general liability insurance with bodily injury, death and property damage limit of not less than US$1,000,000, inclusive, per occurrence; and, without restricting the generality of the forgoing provisions of this sub-clause, such coverage shall include contractual liability and tortious liability. The aggregate amount being US$2,000,000.

(b)SMMI shall add the THMG Employees including third parties as additional insured on the automobile and comprehensive general liability insurance policies as set out above in sections 4(a)(i) and (ii).

(c)SMMI shall deliver to THMG a duplicate original or certified or photostatic copy or copies of the policy or policies of insurance evidencing compliance with the provisions contained in this clause, to be retained in SMMI's custody during the continuance of this Agreement.

5.Indemnity

SMMI shall indemnify and save harmless the THMG against all actions proceedings, claims and demands for personal injury or property damage taken or made against THMG or its property by any Governmental Authority or any person, firm or corporation other than THMG arising out of any negligent act or omission of SMMI, its agents or employees in any way connected with any work done or to be done by THMG under the terms of this Agreement.

THMG shall indemnify and save harmless SMMI against all actions  proceedings, claims and demands for personal injury or property damage taken or made against SMMI or its consultants or its property by any Governmental Authority or any person, firm or corporation other than SMMI arising out of any negligent act or omission of THMG, its agents or employees in any way connected with any work done or to be done by THMG in connection with this Agreement.

6.Expenses

(a)During the term of this Agreement, SMMI shall reimburse THMG for all reasonable and proper expenses incurred in providing the Management Services, provided that such expenses were directed and/or approved by the Technical Committee prior to being incurred and THMG submits to SMMI a written statement of expenses incurred together with copies of all receipts and backup information.

(b)Wherever practicable SMMI shall review, approve and reimburse THMG for the said expenses within thirty (30) days from the date on which the written statement of expenses, receipts and backup is submitted.

7.Obligations of THMG and the THMG Employees

THMG warrants and agrees that THMG and the THMG Employees will act in a professional and honest manner during the time of this Agreement to fulfilling faithfully and diligently the Management Services hereunder in accordance with all reasonable directions given to THMG by SMMI and the Technical Committee.

8.Confidentiality

Each party will abide by the agreements with respect to confidentiality as set forth in the Option Agreement.

9.Entire Agree ment

This Agreement, together with the Option Agreement, constitutes the entire agreement between the parties and supersedes all previous agreements and understandings in any way relating to the subject matter hereof. It is expressly understood and agreed that no representations, inducements, promises or agreements oral or otherwise between the parties not embodied herein shall be of any force or effect.

10.Agreement Binding

Subject to the restrictions on assignment herein contained, this Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors, legal representatives and assigns.

11.Assignment

Other than as expressly contemplated by this Agreement, this Agreement shall not be assignable by either party.

12.Notice

All notices, requests, or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by emai l or by registered mail, postage pre-paid, addressed as follows:

South Mountain Mines, Inc.

11770 President Dr., Ste. F,

Boise, ID 83713 USA

Attention: James Collard, President

Fax No.: (208) 322-5626

Email: jim@thundermountaingold.com

and:

Thunder Mountain Gold Mines, Inc.

11770 President Dr., Ste. F,

Boise, ID 83713 USA

Attention: Eric Jones, President

Fax No.: (208) 658-1037

Email: eric@thundermountaingold.com

Such notices shall be deemed to have been given and received  if delivered, on the day of delivery or if sent by email or facsimile, on the business day following the date it was so sent.

13.Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Idaho, USA and any proceeding relating to or arising as a consequence of this Agreement will be commenced or maintained only in the courts of the State of Idaho, USA.

Yours truly,

Thunder Mountain Gold, Inc. agrees to and accepts the terms and conditions to this Management Conract on the 13th day of May,  2019.